Exhibit 99.1

ABVC BioPharma, Inc. Announces Pricing of $6.875 Million Firm Commitment Offering

Will Trade on the NASDAQ Capital Market Under the Ticker “ABVC”

FREMONT, CA (August 3, 2021) – ABVC BioPharma, Inc., a clinical stage biopharmaceutical company developing therapeutic solutions in oncology/hematology, central nervous system (CNS), and ophthalmology, today announced the pricing of its firm commitment offering of 1,100,000 Units at an offering price of $6.25 per unit for total gross proceeds of $6.875 million.

Each Unit consists of one share of common stock, one Series A warrant to purchase one share of common stock at an exercise price equal to $6.30 per share, exercisable until the fifth anniversary of the issuance date, and one Series B warrant to purchase one common share at an exercise price of $10.00 exercisable until the fifth anniversary of the issuance date. The Series B warrant can be exercised via cashless exercise upon the earlier of 15 days from the warrant issuance date or the time when $10 million of volume is traded in the common shares. The shares of Common Stock and Warrants comprising the Units are immediately separable and will be issued separately in the offering.

ABVC BioPharma has also granted WallachBeth Capital, LLC, as Representative of the underwriters, a 45-day option to purchase up to an additional 165,000 shares of common stock at a price of $6.23 and/or Series A Warrants to purchase up to an aggregate of 165,000 shares of common stock at a price of $0.01 and Series B Warrants to purchase up to an aggregate of 165,000 common shares at a price of $0.01, in any combinations thereof to cover over-allotments, if any. Further, we have agreed to issue to the Representative warrants to purchase up to a total of 5% of the shares of common stock sold in the offering at an exercise price equal to 100% of the per unit offering price of the Units. The Representative’s Warrants will be non-exercisable for six (6) months after the effective date of the registration statement.

We estimate that the net proceeds from the sale of 1,100,000 Units at the assumed public offering price of $6.25 per Unit, will be approximately $6,000,000 or approximately $6,862,500 if the underwriters exercise their option to purchase additional Units, in each case after deducting the underwriting commissions and estimated offering expenses payable by us. We intend to use the net proceeds from the offering to fund clinical trials and for working capital and general business purposes. We may find it necessary or advisable to use portions of the proceeds for other purposes and we will have broad discretion in the application of the net proceeds. In addition, while we have not entered into any agreements, commitments or understandings relating to any significant transaction as of the date of the offering, we may use a portion of the net proceeds to pursue acquisitions, joint ventures, and other strategic transactions.

The Company’s common shares will begin trading on the NASDAQ Capital Market on August 3, 2021, under the ticker symbol “ABVC”.

WallachBeth Capital, LLC, a leading provider of capital markets and institutional execution services is the sole book manager for the offering. The closing of the offering is expected to take place on or about August 5, subject to the satisfaction or waiver of customary closing conditions.

The securities are offered pursuant to a registration statement on Form S-1, which was declared effective by the Securities and Exchange Commission (“SEC”) on August 2, 2021. The offering is being made solely by means of a prospectus. A copy of the final prospectus related to the offering may be obtained, when available, from WallachBeth Capital, LLC, via email at cap-mkts@wallachbeth.com.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About ABVC BioPharma

ABVC BioPharma is a clinical-stage biopharmaceutical company focused on utilizing its licensed technology to conduct proof-of-concept trials through Phase II of the clinical development process at world-famous research institutions (such as Stanford University, University of California at San Francisco, and Cedars-Sinai Medical Center). The company has an active pipeline of six drugs and one medical device (ABV-1701/Vitargus®) under development.

Disclaimer

Clinical trials are in early stages, and there is no guarantee that any specific outcome will be achieved. Past performance is not indicative of future results. Investments may be speculative and illiquid, and there is a risk of loss.

Forward-Looking Statements

Clinical trials are in early stages, and there is no guarantee that any specific outcome will be achieved. This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential,” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions, and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified, and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) our inability to manufacture our product candidates on a commercial scale on our own, or in collaboration with third parties; (ii) difficulties in obtaining financing on commercially reasonable terms; (iii) changes in the size and nature of our competition; (iv) loss of one or more key executives or scientists; and (v) difficulties in securing regulatory approval to proceed to the next level of the clinical trials or to market our product candidates. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact:

Andy An – Chief Financial Officer

765-610-8826

andyan@ambrivis.com